Exhibit 10.1

Consulting Agreement Amendment

Global Green Solutions Inc. (formerly High Grade Mining Corp.) ("GGS") and Windstone Financial Corp. ("WFC") entered into a Consulting Agreement ("the Agreement") dated February 1, 2006. The terms of the Agreement in Section 3-Compensation, item 3.1 Annual Base, provide for a "Base Compensation" payable by GGS in equal monthly installments of $4,000 USD to WFC.

As mutually agreed, the scope of WFC's involvement with GGS and the extent of services provided to GGS by WFC have evolved since the date the parties entered into the Agreement. As a result of these changed circumstances, WFC has proposed and GGS has agreed to an adjustment in the Base Compensation amount from $4,000 USD to $2,500 USD per month, effective October, 2006.

With the exception of Base Compensation, this change does not amend or impact on any other term of the Agreement, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement, the 1st day of September, 2006

Global Green Solutions Inc.

By: ROBERT BAKER
Robert Baker, Secretary and Director

Windstone Financial Corp.

By: M. ELDEN SCHORN
 M. Elden Schorn, President